Exhibit 21

SUBSIDIARIES OF IWT TESORO CORPORATION

International Wholesale Tile, Inc., a Florida corporation

IWT Tesoro Transport, Inc., a Florida corporation

IWT Tesoro International Ltd., Bermuda exempt corporation

The Tile Club, Inc., a Delaware corporation

Tesoro Direct, Inc.,  a Delaware corporation